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                                EXHIBIT 99.1



                                      8



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                                      Contact:      Michael Hlinak
                                                    Senior Vice President/CFO
                                                    EqualNet Holding Corp.
                                                    (713) 510-4600


                                                    Investor Relations:
                                                    Howard Zar/Melissa
                                                    Garelick
                                                    Ross Felix
                                                    Press: Lee Foley
                                                    Morgen-Walke Associates
                                                    (212) 850-5600



            EQUALNET HOLDING CORP. ANNOUNCES THIRD QUARTER RESULTS


         HOUSTON, Texas, May 10, 1996 -- EqualNet Holding Corp. (Nasdaq: ENET) today announced results for the third quarter ended March 31, 1996.

       Net sales for the quarter were $19.2 million compared to $21.6 million for the same quarter last year. The Company noted that third quarter revenues have been adversely affected due to reduced marketing efforts by the Company's independent sales representatives during a period of systems transition.
During the latter part of the third period, the Company began reversion to the use of its original NetBase operating system in order to obtain timely and accurate information for accounting purposes, to improve support of its independent sales agents and to reduce ongoing expenses associated with the implementation of its current operating system, NetBase Plus. The Company noted that while the expanded NetBase Plus system offered possible future enhancements, its usage had adversely affected relations with customers and independent sales agents. The Company believes that the return to its original NetBase system, in addition to reducing cash outlays, will improve the dissemination of accurate information to customers and will enhance customer relations efforts by its network of independent sales agents for the foreseeable future.




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         The Company reported earnings before interest, taxes, depreciation, amortization and additional charges for the quarter of $1.3 million, unchanged from the amount reported in the same quarter last year.

       For the quarter, the Company reported a net loss of $6.4 million, or $1.07 per share, compared to pro forma net income of $.6 million, or $.14 per share for the comparable period in 1995. The net loss for the quarter reflects the effects of pre-tax charges of approximately $7.5 million, or $ 1.00 per share on an after tax basis. The charge relates primarily to the write-down of the NetBase Plus assets, revised estimates of uncollectible receivables, additional write-offs of acquired customer traffic as the result of continued higher than expected attrition rates, and recognition of allowances for certain contingent liabilities. The net loss for the current period reflects an effective tax benefit rate of only 19.4%, as a valuation allowance of $1.5 million was recorded for deferred tax assets.

       As discussed in the Company's last announcement, the Company experienced customer attrition arising from the provisioning delays by the Company's primary underlying carrier. The effects of those provisioning delays continued to adversely affect operating results during the quarter. Although the carrier has improved its provisioning times significantly in the past 90 days, the residual effects of such delays and resultant customer cancellations are still being felt. Such cancellations, together with the delays in information from the NetBase Plus operating system, continued to impact collection of customer accounts receivable.

       "The two biggest hurdles faced by EqualNet in the past few quarters have been the provisioning delays caused by our primary underlying carrier and the effort to enhance internal operating systems," noted Zane Russell, EqualNet's Chairman and CEO. "Our primary carrier has made efforts to improve provisioning times, but more importantly, we believe that it has made a sincere attempt to accommodate our efforts to transition to the use of Unified Network Services LLC (UNS), our previously announced joint venture with MetroLink. Selected initial orders are currently being provisioned on the UNS network in days rather than weeks, and at attractive margins to the Company."




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       Mr. Russell continued, "As a result of a full review of our internal systems, we decided to utilize an enhanced version of our original NetBase system for the processing of our customer accounts. Upon careful examination, we felt we could continue to support our current operations using NetBase. We would thus be able to offer customers the same services they had enjoyed previously but at a significant savings to the Company."

       Mr. Russell concluded, "We believe that improved provisioning, coupled with the successful enhancement of our NetBase customer management system, will combine to contribute to the restoration of favorable operating performance.
We feel strongly that by recognizing the impact of our difficulties in the recent periods, we have better positioned our Company to achieve such operating improvements in the future quarters."

       This press release contains forward looking statements. While these statements reflect the Company's best current judgment, they are subject to risks and uncertainties that could cause actual results to vary. In addition to the factors noted in Item 5 of the Company's Quarterly Report on Form 10-Q for the period ended December 31, 1995, these risks are discussed in detail in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on the date hereof.

       EqualNet is a nationwide long-distance company offering discounted major carrier transmission services to businesses. The Company's core strategy focuses on managing growth while remaining adaptable in the highly competitive long-distance industry.

                          (financial table follows)





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
                                                     THREE MONTHS ENDED                       NINE MONTHS ENDED
                                                          MARCH 31,                                MARCH 31,
                                                  1995                1996                 1995                  1996
                                              ------------        ------------         ------------          ------------
Revenues                                      $ 21,621,137        $ 19,212,135         $ 46,320,334          $ 62,179,037
Cost of Revenues                                17,873,498          18,424,661           38,078,895            50,235,498
                                              ------------        ------------         ------------          ------------
                                                 3,747,639             787,474            8,241,439            11,943,539
Selling, general and administrative
   expenses                                      2,439,662           3,515,197            5,943,723            10,327,098
Depreciation and amortization                      252,398           1,606,498              474,725             3,849,812
Write down of long term assets                           -           3,182,661                    -             6,882,661
                                              ------------        ------------         ------------          ------------
Operating income                                 1,055,579          (7,516,882)           1,822,991            (9,116,032)

Other income (expense)
   Interest income                                  34,920                  11               43,841                55,488
   Interest expense                               (103,472)           (196,128)            (223,945)             (439,629)
   Miscellaneous                                    (9,157)           (264,830)             (29,154)             (309,777)
                                              ------------        ------------         ------------          ------------
                                                   (77,709)           (460,947)            (209,258)             (693,918)
Income before federal income
   taxes                                           977,870          (7,977,829)           1,613,733            (9,809,950)

Provision for federal income taxes                 170,404          (1,547,699)             170,404            (2,258,563)
                                              ------------        ------------         ------------          ------------

Net income (loss)                                 $807,466        $(6,430,130)           $1,443,329          $(7,551,387)
                                              ============        ===========          ============          ===========
Net income (loss) per share                                       $     (1.07)                               $     (1.25)
                                                                  ===========                                ===========

Pro forma adjustment for taxes (1)                 201,187                                  442,815

Pro forma net income                          $    606,279                             $  1,000,514
                                              ============                             ============

Pro forma net income per share                $       0.14                             $       0.24
                                              ============                             ============

Weighted average number of
   shares                                        4,462,556          6,023,750             4,151,934            6,023,750
                                              ============        ===========          ============          ===========

Earnings before interest, taxes, depreciation,
amortization and additional charges              1,298,820          1,324,786             2,268,562            5,624,003
                                              ============        ===========          ============          ===========


(1) From July 1, 1992 through March 7, 1995, the Company reported for federal income tax purposes as an S corporation. Accordingly, all taxable earnings of the Company during that period were taxed directly to the shareholders of the Company at their individual tax rates. A pro forma adjustment to reflect the federal and state income taxes as if the Company were a C corporation is presented for the three and nine months ended March 31, 1995 at the Company's effective tax rate of 39%.